Exhibit 21.1

List of Subsidiaries of China Sunergy Co., Ltd. (the “Registrant”)

1. China Sunergy Co., Ltd., incorporated in the British Virgin Islands.

2. CEEG (Nanjing) PV-Tech Co., Ltd, incorporated in the People’s Republic of China.

3. CEEG (USA) PV, Inc., incorporated in the State of California.

4. CEEG Europe B.V., incorporated in the Netherlands.